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                                                                    EXHIBIT 10.3

                               LICENSE AGREEMENT
                                    BETWEEN
                             ALBANY MEDICAL COLLEGE
               UNIVERSITY OF MEDICINE AND DENTISTRY OF NEW JERSEY
                                      AND
                           BIODELIVERY SCIENCES, INC.
                                  DATED AS OF
                               SEPTEMBER 26, 1995


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                               LICENSE AGREEMENT

         This LICENSE AGREEMENT (this "Agreement") effective as of _____________________, 1995, by and among ALBANY MEDICAL COLLEGE, having its principal place of business at 47 New Scotland Avenue, Albany, New York 12208 and the UNIVERSITY OF MEDICINE AND DENTISTRY OF NEW JERSEY, ("UMDNJ") having its principal place of business at 65 Bergen Street, Newark, NJ 07107-3001 (hereinafter collectively "UNIVERSITIES") and BIODELIVERY SCIENCES, INC., a Delaware corporation having its principal place of business at 42 Buckman Drive, Lexington, Massachusetts 02173 (hereinafter "BDS").

                             PRELIMINARY STATEMENTS

         1. UNIVERSITIES have exclusive rights to certain technology relating to cochleates, liposomes and proteoliposomes which have been developed at UNIVERSITIES by the Inventors.

         2. BDS recognizes that the technology represents a valuable source for development of processes relating to the preparation of chemicals and biologicals for manufacture, use and/or sale in the Territory.

         3. UNIVERSITIES and BDS are entering into this Agreement to provide for UNIVERSITIES to grant a license, and BDS to obtain a license, for the manufacture, use and/or sale of processes and products developed based on such technology in the Territory.

         4. BDS and UMDNJ are considering entering into a Research Agreement to provide for BDS to sponsor research at UMDNJ, and for UMDNJ, acting through its Investigators, to conduct further research and development of such technology at UMDNJ.

         NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

         As used herein, capitalized terms shall have the following meanings:

         1.1 "Affiliate", with respect to any Party, shall mean any person or entity controlling, controlled by, or under common control with such Party. For these purposes, "control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person or entity.


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         1.2      "BDS Research Program" shall mean any research and development conducted by or on behalf of BDS pursuant to a Research Agreement which relates to the Licensed Technology in the Field.

         1.3 "Commercial Sale" shall mean (i) any sale which transfers to a purchaser physical possession and title to any Components, or (ii) any use, lease or sale of any Process, in any country in the Territory by BDS or an Affiliate or sublicensee of BDS after all required marketing and pricing approval has been granted by the governing health authority of such country.

         1.4 "Component" shall mean any component product used in the Field, the manufacture, use or sale of which is: (i) based upon, derived from, identified through or related to any Licensed Technology; and (ii) covered by one or more Licensed Patents and would infringe a Valid Claim thereof.

         1.5 "Effective Date of this Agreement" shall mean the date first written above.

         1.6 "Field" shall mean cochleates, liposomes and proteoliposomes for all living systems, including human, animal, plant, microbial, life science, health care, nutrition and cosmetics applications of the Licensed Technology.

         1.7 "First Commercial Sale" shall mean the first Commercial Sale of a Product in any country in the Territory.

         1.8 "Invention" shall mean any new or useful process, manufacture, compound or composition of matter, patentable or unpatentable, or any improvement thereof, conceived or first reduced to practice, or demonstrated to have utility during the conduct of, any Sponsored Research Program or any BDS Research Program with UNIVERSITIES.

         1.9 "Inventors" shall mean the inventors named on UNIVERSITIES' current United States and foreign patents and patent applications as set forth in Exhibit A.

         1.10 "Investigator(s)" shall mean initially Dr. Raphael Mannino and Dr. Susan Gould-Fogerite, so long as they are associated with UMDNJ, and any other University Personnel who become involved in any Sponsored Research Programs or who otherwise agree to become involved in the collaboration between BDS and UMDNJ pursuant to the proposed Research Agreement or any other agreements between BDS and UMDNJ.

         1.11 "Joint Invention" shall mean any Invention for which it is determined, in accordance with applicable law, that both: (i) employees or agents of BDS or any other persons obligated to assign such Invention to BDS, and (ii) employees


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or agents of UMDNJ or any other persons obliged to assign such Invention to
UMDNJ, are joint inventors of such Invention.

         1.12 "Licensed Patents" shall mean any current and future patent or patent application, owned or controlled by UNIVERSITIES by way of transfer of rights from any Investigator or Inventor, or any of the same jointly owned or controlled by BDS and UNIVERSITIES by way of transfer of rights from any Investigator or Inventor embodying the Licensed Technology in the Field throughout the Territory, including any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, and/or reissues thereof, and any current and future patent or patent application, or portion thereof, which is a foreign counterpart in any country in the Territory to any of the foregoing, including any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, and/or reissues thereof. UNIVERSITIES' current U.S. and foreign patents and patent applications which relate to the Licensed Technology and which exist on the Effective Date of this Agreement are set forth on Exhibit A.

         1.13 "Licensed Technology" shall mean any and all information, and all patentable and non-patentable inventions (including, without limitation, all Inventions and Joint Inventions), improvements, discoveries, claims, formulae, processes, methods, trade secrets, technologies, data and know how owned or controlled by UNIVERSITIES by way of transfer of rights from any Investigator or Inventor or to which UNIVERSITIES have the right to grant licenses or sublicenses by way of transfer of rights from any Investigator or Inventor before or during the term of this Agreement and: (i) derived from research projects conducted at UMDNJ by any of the Inventors or any of UMDNJ's Investigators with respect to the cochleate, liposome and proteoliposome technology described in Exhibit B, provided that, with respect to research conducted after the Effective Date of this Agreement, excluding any research conducted using third party funding, or (ii) claimed, covered or disclosed in any patent or patent application listed in Exhibit A which relates to the cochleate, liposome and proteoliposome technology described in Exhibit B, or
(iii) derived from any Sponsored Research Program or any BDS Research Program.

         1.14 "Net Sales" shall mean the gross amount invoiced for all Products used, leased or sold by BDS and/or its Affiliates in arm's length sales to unrelated third parties (excluding sales to sublicensees for their resale), less deductions for:

                  (a) commissions, trade, quantity and cash discounts or rebates actually allowed or given;

                  (b) credits, allowances or refunds given or made for rejected, outdated or returned Components, if applicable;


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                  (c)      any tax or government charge (other than an income
tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof;

                  (d) any prepaid or invoiced charges for freight, postage, shipping, import or export taxes, insurance or charges for returnable containers;

                  (e) in those cases when the cost to BDS of manufacturing or supplying a Component is at least as great as the fair market value thereof, BDS's fully-allocated cost for the manufacture or supply of the Component; and

                  (f) in those cases when the cost to BDS of operating, financing or servicing a healthcare center which uses a Process are at least as great as the fair market value of the Process, BDS's fully-allocated cost of operating, financing or servicing the healthcare center.

         1.15 "Party" shall mean UNIVERSITIES or BDS and, when used in the plural, shall mean UNIVERSITIES and BDS.

         1.16 "Post-Commercialization Income" shall mean the gross revenues received by BDS and/or its Affiliates from any sublicensee, after the First Commercial Sale of a Product by such sublicensee, for all Products used, leased or sold by such sublicensee in arm's length sales to unrelated third parties, excluding, however, in the case of a Component, any portion thereof that is attributable to BDS's fully-allocated cost for the manufacture or supply of such Component to such sublicensee.

         1.17 "Process" shall mean any process or method in the Field, the use or sale of which is (i) based upon, derived from, identified through or related to any Licensed Technology; and (ii) covered by one or more Licensed Patents and would infringe a Valid Claim thereof.

         1.18     "Product" shall mean any Component or any Process.

         1.19 "Publication" means any written or oral publication or disclosure resulting from or involving the Licensed Technology or the subject matter of any Sponsored Research Program or BDS Research Program, and includes but is not limited to a publication or disclosure in books, journals, theses, the media, trade publications, scientific meetings, poster sessions, and symposia.

         1.20 "Research Agreement" shall mean that certain possible research collaboration and funding agreement between UMDNJ and BDS whereby BDS sponsors UMDNJ, acting through its Investigators, to conduct further research and development of the Licensed Technology.


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         1.21     "Sponsored Research Program" shall mean any research conducted by UMDNJ, acting through the laboratories of any Investigator(s), in collaboration with BDS pursuant to the Research Agreement.

         1.22 "Sublicense Income" shall mean all consideration received from sublicensees of BDS with respect to the Licensed Patents or the Licensed Technology prior to the First Commercial Sale of a Product by such sublicensee excluding (a) payments made by a sublicensee in consideration of equity or debt securities of BDS, (b) payments made by a sublicensee to support specific research activities designated by the sublicensee to be undertaken by BDS, and
(c) payments made upon the achievement by BDS or the sublicensee of specified milestones or benchmarks relating to the development of Licensed Patents or Licensed Technology sublicensed to the sublicensee except if such achievement payments are in consideration for the grant or exercise of a sublicense under the Licensed Technology or Licensed Patents.

         1.23     "Territory" shall mean the entire world.

         1.24 "University Personnel" means any UMDNJ employee, student or consultant who participates in any Sponsored Research Program or any BDS Research Program in any manner or who acquires knowledge of any test data, clinical information or any other information resulting from any Sponsored Research Program or any BDS Research Program which is deemed a trade secret or confidential or proprietary to BDS or UMDNJ, such as any professor, technician, any associate or student (including a pre-or post-doctoral student), any independent contractor (including any consultant under an obligation of confidentiality), or any research collaborator.

         1.25 "Valid Claim" shall mean a claim of any issued or granted Licensed Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

         2.2 Representations and Warranties of UNIVERSITIES. UNIVERSITIES hereby represent and warrant that:


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                  (a)      They are the owners of all of the Licensed Patents
listed on Exhibit A, and have the exclusive right to grant licenses therefor, except as provided in Section 2.3;

                  (b) They are the owners of, or are the licensees of, all of the Licensed Technology in existence on the date of this Agreement, and have the right to grant licenses or sublicenses therefor;

                  (c) To the best of their knowledge, all the Licensed Patents listed on Exhibit A are in full force and effect and have been maintained to date;

                  (d) They are not aware of any asserted or unasserted claim or demand against the Licensed Patents listed on Exhibit A;

                  (e) To the best of their knowledge, none of the Licensed Patents listed on Exhibit A infringe upon any patent or other proprietary rights of any other third party; and

                  (f) They have not entered into any agreement with any third party which is in conflict with the rights granted to BDS pursuant to this Agreement.

         2.3 Representation and Covenant Regarding U.S. Government Funding. The Parties acknowledge that the receipt of United States government funding by UNIVERSITIES with respect to the Licensed Technology would require certain rights to be granted to the United States Government pursuant to 35 U.S.C. Sections 200-212 which may be inconsistent with BDS's plans for commercial development of Products. Therefore, UNIVERSITIES represent and warrant to BDS that none of the research conducted by or on behalf of UNIVERSITIES relating to the Licensed Technology was funded by the United States government unless UNIVERSITIES either: (i) have obtained a waiver from the United States government relating to the United States government's rights with respect to the Licensed Technology, or (ii) have institutional agreements with the United States government which allow UNIVERSITIES to grant the rights provided under this Agreement to BDS; copies of the foregoing waivers or institutional agreements will be provided to BDS upon its request; and UMDNJ covenants and agrees that no further research conducted by or on behalf of UMDNJ will be funded by the United States government in the future, unless either of the foregoing conditions are satisfied or BDS gives prior written approval.

         2.4 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 2.2 AND 2.3, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY UNIVERSITIES THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION, THAT ANY PATENT WHICH ISSUES WILL


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BE VALID, OR THAT THE RESULTS OF ANY SPONSORED RESEARCH PROGRAM OR THE PRODUCTS
WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. FURTHERMORE, UNIVERSITIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY, THE LICENSED PATENTS, THE RESULTS OF ANY SPONSORED RESEARCH PROGRAM OR THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. UNIVERSITIES SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY BDS OR ANY OTHER PERSON RESULTING FROM THE USE OF ANY PRODUCT.

ARTICLE 3 - LICENSE GRANT

         3.1 Grant of License. Subject to the terms and conditions of this Agreement, UNIVERSITIES hereby grant to BDS, without the need for any further action, an exclusive license throughout the Territory, with the right to grant sublicenses (subject to Section 3.6), to manufacture, use and sell Products in the Field, under the Licensed Technology and Licensed Patents.

         3.2 Reservation of Rights. The license granted in Section 3.1 is exclusive to BDS, except that UNIVERSITIES reserve the right to use and permit the use of the Licensed Technology and the Licensed Patents by non-profit organizations for research purposes, without cost to BDS and subject to the confidentiality provisions of this Agreement, solely for educational and research purposes on a non-commercial basis.

         3.3 BDS's Development Efforts. BDS shall use commercial due diligence to develop and commercialize Products based on the rights and license granted under this Agreement. BDS shall have the right, in its sole discretion, to develop and commercialize Products itself, or through sublicensees, strategic partners or joint ventures, as it deems appropriate, so long as commercial due diligence is used for such development and commercialization. For purposes of this Agreement, "commercial due diligence" shall mean that BDS is using reasonable commercial efforts to achieve commercialization of Products. In connection with the exercise of commercial due diligence, BDS shall be available on an annual basis to meet with UNIVERSITIES to describe and discuss the status of BDSI commercial due diligence.

         3.4 Failure to Use Due-Diligence. In the event that BDS shall fail to use commercial due diligence for any Product in any country in the Territory in which Licensed Patents exist for sixty (60) days following notice to such effect by UNIVERSITIES as required in Section 10.7, and such Licensed Patent for such Product in such country was obtained at the request of BDS pursuant to
Section 6.1, UNIVERSITIES may convert BDS's license for such Product in such country to a non-exclusive license.


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         3.5      Failure to Raise Funding. In the event that BDS, in a period of eighteen (18) months following the effective date of this Agreement, should fail to raise a funding commitment of at least One Million United States Dollars ($1,000,000), UNIVERSITIES may terminate BDS' license.

         3.6 Right to Grant Sublicenses. The right of BDS to grant sublicenses may not be exercised unless the sublicensee provides funding to BDS and the proceeds are used by BDS for BDS and not for items such as stockholder dividends. This Section 3.6 shall remain in effect until the requirements of
Section 3.5 have been satisfied by BDS.

ARTICLE 4 - ROYALTY AND OTHER PAYMENTS

         4.1 As partial consideration to UNIVERSITIES for the licenses and other rights granted to BDS under this Agreement, BDS shall issue to each UNIVERSITY two percent (2%) of the outstanding common shares of BDS as of this date. The number of shares of stock which shall be issued hereunder to each UNIVERSITY is seventy three (73). Attached is a copy of BDS's Certificate of Incorporation and By-Laws. BDS shall issue to UNIVERSITIES additional shares of common stock at such time or times as may be necessary to assure that each UNIVERSITY's shares of stock in BDS will, without further contribution of capital by a UNIVERSITY, continue to comprise two percent (2%) of the outstanding common stock of BDS on a fully diluted basis until the valuation of BDS exceeds Five Million Dollars ($5,000,000). However, this antidilution right shall not apply in respect of dilution resulting from options or other compensatory stock issuances of an aggregate amount not to exceed 15% (post issuance and fully diluted) of the outstanding shares (or share equivalents) of BDS common stock. After such anti-dilution protection lapses, UNIVERSITIES shall possess a preemptive right to maintain their stock ownership percentage by the purchase of additional equity at the price therefor paid by such outside investors.

         4.2 UNIVERSITIES hereby represent and warrant that they are acquiring the shares referred to above for investment and not with a view to the distribution thereof, and that they are knowledgeable and experienced in investments of the nature contemplated hereby and are able to assess the risks and merits thereof.

         4.3 Sublicense Income. (a) In the event that BDS and/or its Affiliates receive Sublicense Income from any sublicensee, BDS shall pay to UNIVERSITIES an amount with respect to each sublicense determined as follows:

                           (i) 25% of the first $50,000 of Sublicense Income
from such sublicensee;


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                           (ii)     20% of the Sublicense Income between $50,001
and $150,000 from such sublicensee; and

                           (iii)    15% of any Sublicense Income in excess of
$150,000 from such sublicensee.

                  (b) Such payments shall be made within sixty (60) days after receipt by BDS of the applicable Sublicense Income.

         4.4 Running Royalties. As further consideration of the license and other rights granted to BDS under this Agreement, BDS shall pay to UNIVERSITIES a royalty, commencing on the First Commercial Sale of a Product by BDS, its Affiliates or its sublicensees, as follows:

                  (a) For Commercial Sales made by BDS and its Affiliates, BDS shall pay to UNIVERSITIES a royalty equal to 3% of Net Sales.

                  (b) For Commercial Sales made by any sublicensee of BDS or its Affiliates, BDS shall pay to UNIVERSITIES a royalty equal to 25% of BDS's Post-Commercialization Income.

                  (c) For any Product relating solely to Joint Inventions, and which does not utilize any Licensed Technology other than Joint Inventions, and which is not covered by a Licensed Patent other than jointly owned Licensed Patents, the royalty rates set forth in Sections 4.4(a) and 4.4(b) shall be reduced by 50% with respect to such Product in the Territory.

                  (d) BDS shall notify UNIVERSITIES if, in its opinion, its manufacture, use, lease or sale, or that any of its Affiliates or sublicensees, of any Product in any country in the Territory would infringe a patent belonging to a third party. If it should prove in UNIVERSITIES' and BDS's reasonable judgment impractical or impossible for BDS or any of its Affiliates or sublicensees to make, use, lease or sell any Product without obtaining a royalty bearing license from such third party under such patent or patents in said country, then, effective upon obtaining a license from such third party, BDS shall be entitled to a credit against the payments due hereunder of any amount equal to the royalty paid to such third party, not to exceed the amount of the royalty payment due under this Agreement, arising from the manufacture, use, lease or sale of Products covered by such license in said country.

                  (e) The royalties required under this Article 4 shall be payable with respect to each Product only upon the existence of Licensed Patents covering any such Product.

         4.5 Adverse Economic Conditions. In the event that BDS can demonstrate to the reasonable satisfaction of UNIVERSITIES that the royalties due under Section 4.4 do not provide BDS with a reasonable profit margin for the Products, then the


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Parties shall have, upon BDS's request, good faith discussions regarding a reduction of the royalty rates paid to UNIVERSITIES by BDS under Section 4.4.

         4.6 Right to Documentation. Upon such a request under Section 4.5, UNIVERSITIES shall have the right to request reasonable documentation of BDS's calculations to determine BDS's profit margin for the Products and to request discussion of such calculations with appropriate representatives of BDS. If UNIVERSITIES wish to review data and information relevant to BDS's determination of BDS's profit margin for the Products, BDS shall disclose to UNIVERSITIES such data and information to a reasonable extent.

         4.7 Effect of No Agreement. In the event that the Parties, despite good faith discussions, cannot reach an agreement as to a reduction of royalty rates as provided in Section 4.6, BDS may, in its discretion, either: (i) terminate its license as to any or all Products, or (ii) retain its exclusive license to the Products subject to royalties as provided in Section 4.4.

         4.8 Obligation to Pay Royalties. The obligation to pay royalties to UNIVERSITIES under this ARTICLE 4 is imposed only once with respect to the same unit of Product regardless of the number of Licensed Patents or Licensed Technology pertaining thereto. Payments of running royalties due under this
ARTICLE 4 based on Net Sales shall be deemed to accrue when Products are shipped, provided or billed, whichever event shall first occur. Payments of running royalties due under this ARTICLE 4 based on Post-Commercialization Income shall be deemed to accrue when BDS receives such Post Commercialization Income.

ARTICLE 5 - PAYMENTS AND REPORTS

         5.1      Payment. All running royalty payments due pursuant to Section
4.4 shall be paid quarterly within sixty (60) days after the end of each calendar quarter. Each such payment shall be accompanied by a statement of the amount of Net Sales and Post Commercialization Income during such calendar quarter and the amount of royalties due on such Net Sales and Post Commercialization Income.

         5.2 Mode of Payment. BDS shall make all payments required under this Agreement in the United States in United States Dollars. The royalty payments due shall be translated at the rate of exchange at which United State Dollars are listed in The Wall Street Journal for the currency of the country in which the royalty is accrued for the last business day of the calendar quarter in which such sales were made.

         5.3 Records Retention. BDS and its Affiliates shall keep complete and accurate records pertaining to the sale of Products in the Territory and covering all transactions from


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which Net Sales or Post-Commercialization Income are derived for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit UNIVERSITIES to confirm the accuracy of royalty calculations hereunder.

         5.4 Audit Request. At the request and expense of UNIVERSITIES, BDS, its Affiliates and sublicensees shall permit an independent, certified public accountant appointed by UNIVERSITIES acceptable to BDS or its Affiliates, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales, Sublicense Income and Post-Commercialization income in the possession or control of BDS, its Affiliates or sublicensees, for a period of three (3) years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalties payable for any calendar quarter in the case of BDS's or its Affiliate's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to UNIVERSITIES any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties. UNIVERSITIES shall bear the full cost of the performance of any such audit, unless such audit demonstrates underpayment of royalties of BDS of more than ten percent (10%) from the amount of the original royalty payment made by BDS. In such event, BDS shall bear the full cost of the performance of such audit.

         5.5 Taxes. In the event that BDS or its Affiliates are required to withhold any tax to the revenue authorities in any country in the Territory regarding any payment to UNIVERSITIES due to the laws of such country, such amount shall be deducted by BDS or its Affiliates, and it shall notify UNIVERSITIES and promptly furnish UNIVERSITIES with copies of any tax certificate or other documentation evidencing such withholding.

ARTICLE 6 - PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT

         6.1      Patent Prosecution and Maintenance.

                  (a) UNIVERSITIES shall continue to have full responsibility for and shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to the Licensed Technology and included in the Licensed Patents, provided that all actions related thereto requested by BDS, including, without limitation, the filing and prosecution of foreign patent applications, shall be taken by UNIVERSITIES and BDS shall be a full participant in the preparation and review of all filings. UNIVERSITIES agree to take all actions reasonably necessary to diligently prosecute and maintain any patents or patent applications in the countries which BDS determines patent applications will be


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filed and prosecuted, and where the patents will be maintained. The Parties acknowledge and agree that they intend for UNIVERSITIES to file and prosecute patent applications and maintain patents in all major commercial markets where viable patent protection is available.

                  (b) Following BDS's taking of a license and when BDS has the funding therefor, but in no event later than two (2) years after the date hereof, BDS shall reimburse UNIVERSITIES for all reasonable fees and expenses (including, without limitation, legal fees, filing and maintenance fees or other governmental charges) incurred, whether before or after the date of such exercise, in connection with the filing and prosecution of such patent applications and maintenance of such patents, including patent applications and patents relating to Inventions and Joint Inventions.

                  (c) UNIVERSITIES shall use qualified independent patent counsel to file and prosecute all patent applications required pursuant to
Section 6.1(a). BDS or its representatives shall be entitled to meet and confer with such patent counsel at reasonable times and places. UNIVERSITIES shall promptly provide copies to BDS of any communications from any patent office relating to the Licensed Technology or the Licensed Patents, and allow BDS and its patent counsel the opportunity to attend (either in person or by phone) any conferences (conducted in person or by phone) to be made with or to any patent office regarding the Licensed Technology or the Licensed Patents. In addition, filing deadlines permitting, at least thirty (30) days prior to the filing of any patent application, amendment thereto, or response to any patent office action related to the Licensed Technology or the Licensed Patents, UNIVERSITIES shall provide BDS with a copy of each such patent application, amendment or response and will provide BDS and its legal counsel with an opportunity to consult with UNIVERSITIES and its patent counsel regarding the filing and contents of any such application, amendment or response, and the advice and suggestions of BDS and its legal counsel shall be seriously taken into consideration by UNIVERSITIES and its legal counsel in connection with such filing. UNIVERSITIES shall also provide BDS with copies of any patentability search reports made by patent counsel, including patents located, a copy of each patent application, and each patent that issues thereon.

                  (d) UMDNJ agrees to provide promptly to BDS complete written disclosure of any Invention made by UMDNJ. BDS and UMDNJ shall mutually determine whether such Invention is patentable. If the Parties determine that such Invention is patentable, UMDNJ shall proceed with the preparation and prosecution of a patent application covering such invention if desired by BDS.

                  (e) In the event that the Parties elect to file one or more patent applications comprising Joint Inventions, the Parties shall confer on how the preparation and prosecution of such applications shall be accomplished. Once the Parties agree on how to proceed with respect to the preparation and filing of patent applications comprising Joint Inventions, all other provisions of this Section 6.1 shall govern such preparation, filing, maintenance and prosecution.

                  (f) Both Parties agree to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and reinforcement of all such patent applications and patents.

         6.2 Notification of Infringement. If either Party learns of an infringement or threatened infringement by a third party of any Licensed Patent granted hereunder within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement. Section 6.3 shall then be applicable.

         6.3 Patent Enforcement. BDS shall have the first right, but not the duty, to institute patent infringement actions against third parties based on any Licensed Patent under this Agreement. If BDS does not institute an infringement proceeding against an offending third party within ninety (90) days after receipt of notice from UNIVERSITIES, UNIVERSITIES shall have the right, but not the duty, to institute such an action. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action.

         6.4      Infringement Action by Third Parties.

                  (a) In the event of the institution of any claim or suit by a third party against BDS for patent infringement involving the manufacture, use, lease or sale of any Product in the Territory and not due to actions, omissions or modifications of BDS or its sublicenses, BDS shall promptly notify UNIVERSITIES in writing of such suit. BDS shall have the right to defend such claim or suit at its own expense, and UNIVERSITIES hereby agree to assist and cooperate with BDS, at their own expense, to the extent necessary in the defense of such suit. During the pendency of such claim or action, BDS shall continue to make all payments due under this Agreement, but shall have a credit against royalties otherwise payable hereunder in an amount no greater than fifty percent (50%) of the amount of such royalties otherwise payable hereunder as a result of out-of-pocket costs and expenses incurred by BDS in defending against such claim or suit.

                  (b) If as a result of any judgment, award, decree or settlement resulting from a claim or action instituted by a third party, BDS is required to pay a royalty or other amounts to such third party, BDS shall continue to pay running royalties for such Products in the country which is the subject of such action, but shall be entitled to a credit against such payments in an amount equal to the royalty paid to such third party, but in no event shall such credit be more than the royalties due hereunder for such Products in such country which is the subject of such action in any calendar quarter. In addition, if BDS is required to pay damages to such third party, and such damages are not otherwise reimbursed by UNIVERSITIES, BDS shall be entitled to a credit against such payments in an amount equal to such damages, to the extent effectively paid by BDS to such third party, but in no event shall the total credit provided hereunder be more than such royalties due hereunder for such Products in such country which is the subject of such action in any calendar quarter.

         ARTICLE 7 - PUBLICATION; CONFIDENTIALITY

         7.1 Notification. BDS acknowledges that the basic objective of research activities at UMDNJ is the generation of knowledge and its expeditious dissemination. However, both Parties also recognize the importance of acquiring patent protection on Inventions. Consequently, any proposed Publication by University Personnel shall comply with this Article 7. At least fifteen (15) days before a proposed Publication is to be submitted to a third party, University Personnel shall provide BDS with a copy thereof. If University Personnel wish to make an oral presentation involving confidential proprietary information not yet submitted for patent application, they will provide BDS with a copy of the abstract (if one is submitted) at least fifteen (15) days before it is to be submitted. University Personnel will also provide to BDS a copy of the text, if any, of the presentation, including all slides, posters, and any other visual aids, at least fifteen (15) days before the presentation is made.

         7.2 Review of Proposed Publications. BDS will review the proposed Publication, manuscript abstract, text or any other material provided under
Section 7.1 to determine if patentable
subject matter is disclosed. BDS will notify University Personnel within fifteen
(15) days of receipt of the proposed Publication or other material if BDS, in its sole discretion, determines that patentable subject matter is or may be disclosed, or if BDS, in its sole discretion, believes confidential or proprietary information is or may be disclosed. If it is determined by BDS that patent applications should be filed, the University Personnel shall delay their publication or presentation for a period not to exceed ninety (90) days from BDS's receipt of the proposed Publication or other material to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the ninety (90) day period, UMDNJ and University Personnel will discuss with BDS the need for obtaining an extension of the publication delay beyond the ninety (90) day period. The publication delay shall not exceed one hundred five (105) days from the date that the proposed Publication or other material was first submitted to BDS for review, except that, by mutual agreement, as provided in this Section, this delay may be extended past the one hundred five (105) day period for purposes of filing patent applications. If it is determined by BDS and UMDNJ that confidential or proprietary information is being disclosed, BDS, UMDNJ and University Personnel will consult among themselves in good faith to arrive at an agreement on mutually acceptable modifications to the proposed Publication to avoid such disclosure.

         7.3 Use of Name. UNIVERSITIES agree not to use directly or indirectly BDS's name without BDS's prior written consent except that UMDNJ may acknowledge BDS's funding of any sponsored Research Programs in scientific publications and in listings of Sponsored Research Programs. BDS agrees not to use directly or indirectly UNIVERSITIES' names, the name of any Investigator or University Personnel, or the name of any trustee, officer faculty member, student or employee thereof, without UMDNJ's prior written consent, except that BDS may refer to any University Personnel who is serving as a member of BDS's Scientific Advisory Board or as a consultant to BDS and include a statement of his experience and qualifications and his current and past positions at UMDNJ. Notwithstanding the foregoing, BDS and UNIVERSITIES may include an accurate description of the terms of this Agreement to the extent required under federal or state securities or other disclosure laws and internal communications; and BDS may use UNIVERSITIES' names in various documents used by BDS for capital raising and financing purposes.

         7.4 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for three (3) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose other than proper performance hereunder any information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:

                  (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

                  (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

                  (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                  (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others; or

                  (e) was independently developed by or for the receiving Party by persons not having access to such information, as determined by the written records of such party.

         Each Party may disclose the other's information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, undertaking basic research with outside collaborators, or conducting preclinical or clinical trials provided that if a Party is required to make any such disclosure of the other Party's secret or confidential information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

         ARTICLE 8 - INDEMNIFICATION

         8.1 Indemnification. BDS shall defend, indemnify and hold UNIVERSITIES, their directors, trustees, faculty members, officers and employees, harmless from and against any and all third party claims, suits or demands, threatened or filed, ("Claims") for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to the distribution, testing, manufacture, use, lease, sale, consumption on or application of Products by BDS, its Affiliates or its sublicensees pursuant to this Agreement, including, without limitation, claims for any loss, damage, or injury to persons or property, or loss of life, relating to the promotion and advertising of Products and/or interactions and communications with governmental authorities, physicians or other third parties. The foregoing indemnification shall not apply to any Claims caused solely by the negligence of UNIVERSITIES or any University Personnel.

         8.2 Notice. In the event that UNIVERSITIES seek indemnification under Section 8.1, UNIVERSITIES agree to (i) promptly inform BDS of any Claim,
(ii) permit BDS to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of BDS), and (iii) cooperate as reasonably requested (at the expense of BDS) in the defense of the Claim. Notwithstanding the foregoing, UNIVERSITIES shall have the right to participate in the defense or prosecution of any Claim, including hiring their own counsel at their own expense, and BDS shall cooperate with UNIVERSITIES if UNIVERSITIES do so participate.

         8.3      Insurance

                  (a) Prior to the first human clinical trials of a Product under this Agreement, BDS shall obtain and maintain broad form comprehensive general liability insurance and products liability insurance with a reputable and financially secure insurance carrier, to cover such activities of BDS and BDS's contractual indemnity under this Agreement. Such insurance shall provide minimum annual limits of liability of $1,000,000.00 per occurrence and $3,000,000 in the aggregate with respect to all occurrences being indemnified under this Agreement. Such insurance policy shall be purchased and kept in force for the period of five (5) years after the cessation of sales of all Products under this Agreement.

                  (b) In the event that BDS chooses to rely on any strategic partners of BDS to satisfy any of the requirements for insurance under this Section 8.3, then BDS shall provide details of such coverage to UNIVERSITIES for its information. Any such coverage must substantially comply with the form, scope and amounts set forth in this Section 8.3 which are applicable to such insurance. In the event that any such insurance is a self-insured plan, BDS shall determine that such strategic partner's self-insured plan is adequate given the financial condition of such strategic partner. At UNIVERSITIES's request, which shall not be more frequently than annually, BDS shall provide UNIVERSITIES with a certificate of such insurance or written verification by such strategic partner of such self-insurance.

                  (c) At UNIVERSITIES's request, which shall not be more frequently than annually, BDS shall provide UNIVERSITIES evidence of any insurance obtained pursuant to Section 8.3(a). BDS shall not, and shall not permit any strategic partner to, cancel or materially reduce the coverage of any policy of insurance required under this Section 8.3 without giving UNIVERSITIES thirty (30) days prior written notice thereof.

ARTICLE 9 - TERM; TERMINATION

         9.1      Term.   This Agreement shall commence as of the Effective
Date of this Agreement and, unless sooner terminated as provided hereunder, shall terminate as to each Product and as to each country in the Territory, upon the expiration of the last to expire of the Licensed Patents necessary for the manufacture, use or sale of such Product in such country.

         9.2      Breach.   Failure by either Party to comply with any of the
material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty
(60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect within thirty (30) days after such notice unless the defaulting Party shall cure such default within said thirty (30) days. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

         9.3      Termination by BDS.   BDS shall have the right to terminate
the licenses granted herein, in whole or as to any Product in any country in the Territory, at any time, and from time to time, by giving notice in writing to UNIVERSITIES. Such termination shall be effective thirty (30) days from the date such notice is given, and all BDS's rights associated therewith shall cease as of that date, subject to Section 9.4.

         9.4      Rights to Sell Stock on Hand.   Upon the termination of any
license granted herein, in part or in whole or as to any Product, for any reason other than a failure to cure a material breach of the Agreement by BDS, BDS shall have the right for one (1) year or such longer period as the Parties may reasonably agree to dispose of all Components or substantially completed Components then on hand to which such termination applies, and royalties shall be paid to UNIVERSITIES with respect to such Components as though this Agreement had not terminated.

         9.5      Termination of Sublicenses.   Upon any termination of this
Agreement, all sublicenses granted by BDS under this Agreement shall terminate simultaneously, subject, nevertheless, to Section 9.4.

         9.6      Effect of Termination.

                  (a) Upon the termination of any license granted herein as to any Product in any country in the Territory other than pursuant to Section 9.1, BDS and its Affiliates and sublicensees shall promptly: (i) return to UNIVERSITIES all relevant records, materials or confidential information of UNIVERSITIES concerning the Licensed Technology relating to such Product in such country in the possession or control of BDS or any of its Affiliates or sublicensees; and (ii) assign to UNIVERSITIES, or UNIVERSITIES' designee, its registrations with governmental health authorities, licensees, and approvals of such Product in such Country.

                  (b) Following expiration of the term of this Agreement, in whole or in part, pursuant to Section 9.1, BDS shall have the royalty-free non-exclusive right within the Field to continue to manufacture, use, lease and sell the Products, including the right to grant sublicenses therefor, as heretofore licensed in Section 4.1.

         9.7      Surviving Rights.   Termination of this Agreement shall
not terminate BDS's obligation to pay all royalties which shall have accrued hereunder. The Parties' obligations under ARTICLES 7, 8 and 9 and Sections 10.6,
10.10 and 10.11 shall survive termination.

         9.8      Accrued Rights, Surviving Obligations.   Termination,
relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party under this Agreement prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

ARTICLE 10 - MISCELLANEOUS PROVISIONS

         10.1     Relationship of Parties.   Nothing in this Agreement is or
shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         10.2     Assignment.   Except as otherwise provided herein, neither
this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 10.2 shall be void.

         10.3     Further Actions.   Each Party agrees to execute, acknowledge
and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         10.4     Force Majeure.   Neither Party shall be liable to the other
for loss or damages nor shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty, accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section 10.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

         10.5     No Trademark Rights.   Except as otherwise provided
herein, no right, express or implied, is granted by this Agreement to use in any manner the name "BDS" or "UNIVERSITIES" or any other trade name or trademark of the other party in connection with the performance of this Agreement.

         10.6     Public Announcements.   Except as required by law, neither
Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other. In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.

         10.7     Notices.   All notices and other communications hereunder
shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notice of a change of address shall be effective only upon receipt thereof):

                  (a)      If to BDS, addressed to:

                           BioDelivery Sciences, Inc.
                           42 Buckman Drive
                           Lexington, MA 02173-6040

                           with a copy to each of the following:

                           Raphael J. Mannino, Ph.D.
                           22 Victoria Drive
                           Annandale, NJ 08801

                           Susan Gould-Fogerite, Ph.D.
                           6 Cynthia Court
                           Annandale, NJ 08801

                  (b)      If to UMDNJ, addressed to:

                           University of Medicine and Dentistry of New Jersey Office of Patents and Licensing
                           45 Knightsbridge Road
                           P.O. Box 6810
                           Piscataway, New Jersey 08855-0101
                           Facsimile No.: (908) 235-4449

                  (c)      If to Albany Medical College addressed to:

                           James E. Peterson, Ph.D.
                           Director of Research Administration
                           Albany Medical College
                           47 New Scotland Avenue
                           Albany, NY 12202

         10.8     Amendment.   No amendment, modification or supplement of
any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. This Agreement may be executed in a series of counterparts, all of which, when taken together, shall constitute one and the same instrument.

         10.9     Waiver.   No provision of this Agreement shall be waived by
any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

         10.10    Governing Law.   This Agreement shall be governed by and
interpreted in accordance with the laws of the State of New Jersey.

         10.11    Consent to Jurisdiction.   The Parties hereby irrevocably
submit to the exclusive jurisdiction of any New Jersey State or Federal court sitting in the State of New Jersey for any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in New Jersey State court or, to the extent permitted by law, in such Federal court. The Parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding.

         10.12    Severability.   Whenever possible, each provision of this
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         10.13    Entire Agreement of the Parties.   This Agreement constitutes
and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

UNIVERSITY OF MEDICINE AND
DENTISTRY OF NEW JERSEY                 ALBANY MEDICAL COLLEGE



By:                                     By: /s/ James E. Peterson
   ----------------------------------      -----------------------------------

Name:                                   Name: JAMES E PETERSON, Ph.D.
     --------------------------------        ---------------------------------

Title:                                  Title: DIRECTOR OF RESEARCH ADMIN.
      -------------------------------         --------------------------------

                                               8/22/95

BIODELIVERY SCIENCES, INC.



By: /s/ Irving A. Berstein
   ----------------------------------

Name: Irving A. Berstein
     --------------------------------

Title: Chairman and C.E.O.
      -------------------------------

         The undersigned is an Inventor (as defined in this Agreement) and is executing this Agreement to acknowledge that he or she has read and understands this Agreement and acknowledges receipt of a copy hereof.

Signature: /s/ Raphael J. Mannino
          ---------------------------

Print Name: Raphael J. Mannino
           --------------------------

Date: 13 Sept. 1995
     --------------------------------

         The undersigned is an Inventor (as defined in this Agreement) and is executing this Agreement to acknowledge that he or she has read and understands this Agreement and acknowledges receipt of a copy hereof.

Signature: /s/ Susan Gould-Fogerite
          ---------------------------

Print Name: Susan Gould-Fogerite
           --------------------------

Date: 8/13/95
     --------------------------------

                                                                       EXHIBIT A

                U.S. and Foreign Patents and Patent Applications
                      Relating to the Licensed Technology

                                 (See Attached)

                                                                       EXHIBIT A

                                LICENSED PATENTS

United States Patent Number 4,663,161 Issued May 5, 1987

United States Patent Number 4,871,488 Issued October 3, 1989

United States Patent Application Serial Number 08/130,986 Filed
October 4, 1993. Corres. International Application
PCT/US94/10913 Filed September 30, 1994.

United States Patent Application Serial Number 08/394,70 Filed
February 22, 1995. Corres. International Application, PCT
___________________ Filed ___________________.

                                                                       EXHIBIT B

                              LICENSED TECHNOLOGY

         All work or effort conceived or initiated by either Investigator while employed at either University.